EXHIBIT 23.1

Stan J.H. Lee, CPA
2160 North Central Rd Suite 209 t Fort Lee t NJ 07024
P.O. Box 436402t San Diegot CA 92143-6402
619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan J.H. Lee, Certified Public Accountants, consents to the inclusion of our report of October 7, 2012, on the audited financial statements of EquiSource Hotel Fund 1 LLP as of September 30, 2012 and for the period from September 19, 2012 (inception) to September 30, 2012 ended in Form S-11 Amendment No 2 that are necessary now or in the near future with the U.S. Securities and Exchange Commission and to the reference to our Firm under the heading "Experts" in the Prospectus.

Very truly yours,

/s/ Stan J.H. Lee, CPA

Stan J.H. Lee, CPA
Fort Lee, NJ, US
February 14, 2013